EXHIBIT 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the registration statement on Form S-1 and related Prospectus of Iomai Corporation for the registration of 3,368,316 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2006, with respect to the financial statements of Iomai Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Mclean, Virginia
December 6, 2006